Exhibit 99.1

For Immediate Release

Builders FirstSource Reports First Quarter 2012 Results

April 19, 2012 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the first quarter ended March 31, 2012.

	First Quarter Financial Highlights (unaudited)
	First Quarter 2012	Diluted Per Share	First Quarter 2011	Diluted Per Share
Sales	$219.4 million		$162.8 million
Loss from continuing operations	$(19.1) million	$(0.20)	$(21.1) million	$(0.22)

Included in the calculation of loss from continuing operations:
Transaction costs	$0.0 million	$0.00	$0.9 million	$0.01
Warrant fair value adjustment	$3.1 million	$0.02	$0.0 million	$0.00
Tax valuation allowance	$7.0 million	$0.07	$8.1 million	$0.08

		$0.09		$0.09
Adjusted loss from continuing operations*	$(10.0) million	$(0.11)	$(12.5) million	$(0.13)

Adjusted EBITDA*	$(2.1) million		$(9.7) million

*	See reconciliation attached.

“Sales for the first quarter of 2012 were $219.4 million, an increase of 34.7 percent when compared to the first quarter of 2011. This marks our third consecutive quarter with year-over-year sales growth greater than 20 percent,” said Builders FirstSource Chief Executive Floyd Sherman. “Our sales growth continues to outpace construction activity as actual U.S. single-family housing starts were up only 16.8 percent compared to the same quarter last year and U.S. single-family units under construction actually decreased 5.0 percent over the same period. Commodity lumber prices for the current quarter were, on average, relatively consistent with those during the first quarter of 2011. When combined, these factors indicate we continue to achieve significant market share gains.”

Mr. Sherman added, “The momentum we gained in the last half of 2011 carried over into 2012, enabling us to continue to improve our financial results. Our sales in the current quarter represented our highest first quarter sales since the first quarter of 2008. Our Adjusted EBITDA was a loss of $(2.1) million, a $7.6 million improvement over the first quarter of 2011. These improved results were only made possible through the tireless efforts of our employees who continue to fight to make the most out of any and all construction activity within our markets.”

Builders FirstSource Reports First Quarter 2012 Results (continued)

Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer, commented on the first quarter results, stating, “Our gross margin percentage was 20.6 percent, up 1.3 percentage points from 19.3 percent in the first quarter of 2011. Higher sales volume was the primary driver of the margin improvement, as we were able to further lever our fixed costs within cost of goods sold.” Mr. Crow added, “We ended the quarter with approximately $130 million in cash and liquidity of approximately $95 million, after giving effect to the $35.0 million minimum cash requirement contained in our term loan agreement. Our liquidity at the end of the quarter was better than anticipated due to our improved P&L performance combined with our efficient use of working capital. Of the $17.2 million of cash used in the current quarter, $2.4 million was due to an increase in working capital and $1.7 million related to capital expenditures. The remaining $13.1 million was cash used to fund operating losses and cash interest. Our working capital expressed as a percentage of sales was 9.8 percent, down from 11.1 percent for the first quarter of 2011. Our accounts receivable days held steady at 33.4 days. Our inventory turns improved to 8.8x compared to 7.5x for the same quarter last year, while our accounts payable days were slightly higher at 30.4 days. “

First Quarter 2012 Results Compared to First Quarter 2011

(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)

•

Sales were $219.4 million compared to $162.8 million last year, an increase of $56.6 million or 34.7 percent. The increase was primarily due to increased sales volume as commodity prices for lumber and lumber sheet goods were, on average, comparable over these same periods.

•

Gross margin percentage was 20.6 percent in the current quarter, up from 19.3 percent, a 1.3 percentage point increase from the first quarter of 2011 and was primarily due to our ability to leverage fixed costs against increased sales volume.

•

Selling, general and administrative (“SG&A”) expenses increased $4.2 million, or 9.1 percent. However, as a percentage of sales, SG&A expense decreased from 28.7 percent in the first quarter of 2011 to 23.2 percent in 2012. For the current quarter, our salaries and benefits expense, excluding stock compensation expense, was $31.1 million, an increase of $4.5 million when compared to the first quarter of 2011. Office G&A expense decreased $0.7 million in the current quarter, primarily due to a reduction in professional services fees, while delivery expense increased $0.6 million largely due to higher fuel costs related to increased sales volume.

•

Interest expense was $13.1 million in the current quarter, an increase of $7.2 million over the first quarter of 2011. This increase was primarily due to interest associated with our new term loan combined with a $3.1 million, non-cash, fair value adjustment related to stock warrants issued in connection with the term loan.

•

We recorded $0.2 million of income tax expense in the first quarter of 2012 compared to a slight income tax benefit in the first quarter of 2011. We recorded an after-tax, non-cash valuation allowance of $7.0 million and $8.1 million, in 2012 and 2011, respectively, related to our net deferred tax assets. Absent this valuation allowance, our tax benefit rate would have been 36.3 percent and 38.4 percent in 2012 and 2011, respectively.

Builders FirstSource Reports First Quarter 2012 Results (continued)

•

Loss from continuing operations in the current quarter was $19.1 million, or $0.20 loss per diluted share, compared to $21.1 million, or $0.22 loss per diluted share, in the first quarter of 2011. Excluding the fair value adjustment for stock warrants and the tax valuation allowance, our loss from continuing operations per diluted share was $0.11 for the current quarter. For the first quarter of 2011, our loss from continuing operations was $0.13 per diluted share, excluding transaction costs and the tax valuation allowance.

•	Net loss for the first quarter of 2012 was $19.2 million, or $0.20 loss per diluted share, compared to net loss of $21.2 million, or $0.22 loss per diluted share, in the first quarter of 2011.

•	Diluted weighted average shares outstanding were 95.3 million in the first quarter of 2012 compared to 94.9 million in the same quarter of 2011.

•	Adjusted EBITDA was a loss of $2.1 million compared to a loss of $9.7 million last year. See reconciliation attached.

Liquidity and Capital Resources

•	Our liquidity at March 31, 2012 was approximately $95 million, representing $129.6 million of cash reduced by the $35.0 million minimum cash requirement in our term loan.

•

In addition to the $129.6 million of cash, we also had $15.0 million in restricted cash at March 31, 2012, of which $1.6 million was included in long-term assets. Restricted cash consists of $14.1 million used to collateralize letters of credit outstanding under our letter of credit facility and $0.9 million as collateral for other casualty insurance obligations.

•	Operating cash flow was negative $14.9 million compared to negative $25.3 million for the first quarter of 2011.

•	Capital expenditures were $1.7 million in the first quarter of 2012, as compared to $0.5 million in the first quarter of 2011.

Outlook

Mr. Sherman concluded, “We are very encouraged by our first quarter results and expect the momentum we have gained to continue to reflect positively on our 2012 financial results. We remain optimistic about the long-term health of our industry and our ability to position the company to take advantage of further improvements in housing. The recently announced opening of our Jarrell, TX distribution facility and our entry into the greater Austin market is a perfect example of our optimism and positioning of the company for continued growth. My sincere gratitude goes out to all Builders FirstSource employees for their ongoing dedication and commitment to see the Company return to profitability.”

Builders FirstSource Reports First Quarter 2012 Results (continued)

Conference Call

Builders FirstSource will host a conference call Friday, April 20, 2012, at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-417-8525 (U.S. and Canada) and 719-325-2199 (international). A replay of the call will be available from 3:00 p.m. Central Time through April 25, 2012. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 9253406. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 52 distribution centers and 44 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

M. Chad Crow

Senior Vice President and Chief Financial Officer

Builders FirstSource, Inc.

(214) 880-3585

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended
	March 31,
	2012	2011
	(in thousands, except per share amounts)
Sales	$219,389	$162,829
Cost of sales	174,270	131,396

Gross margin	45,119	31,433

Selling, general and administrative expenses (includes stock-based compensation expense of $803 and $1,051 for the three months ended in 2012 and 2011, respectively)	50,961	46,723

Loss from operations	(5,842)	(15,290)
Interest expense, net	13,105	5,875

Loss from continuing operations before income taxes	(18,947)	(21,165)
Income tax expense (benefit)	174	(17)

Loss from continuing operations	(19,121)	(21,148)
Loss from discontinued operations (net of income tax benefit of $0 in 2012 and 2011, respectively)	(67)	(101)

Net loss	$(19,188)	$(21,249)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.20)	$(0.22)
Loss from discontinued operations	(0.00)	(0.00)

Net loss	$(0.20)	$(0.22)

Weighted average common shares:
Basic and diluted	95,261	94,904

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended March 31,
	2012		2011
	(in thousands)
Prefabricated components	$43,449	19.8%	$30,783	18.9%
Windows & doors	49,726	22.7%	38,265	23.5%
Lumber & lumber sheet goods	66,430	30.3%	48,110	29.5%
Millwork	21,403	9.7%	17,691	10.9%
Other building products & services	38,381	17.5%	27,980	17.2%

Total sales	$219,389	100.0%	$162,829	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,
	2012	2011
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$129,629	$146,833
Restricted cash	13,378	13,229
Accounts receivable, less allowance of $2,201 and $2,138 at March 31, 2012 and December 31, 2011, respectively	93,736	76,429
Inventories	82,075	73,327
Other current assets	8,719	9,843

Total current assets	327,537	319,661
Property, plant and equipment, net	47,240	48,224
Goodwill	111,193	111,193
Other assets, net	9,349	9,725

Total assets	$495,319	$488,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,449	$48,618
Accrued liabilities	30,290	25,183
Current maturities of long-term debt	56	54

Total current liabilities	95,795	73,855
Long-term debt, net of current maturities	297,769	297,455
Other long-term liabilities	19,314	16,269

Total liabilities	412,878	387,579
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 96,644 and 96,806 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	954	950
Additional paid-in capital	360,151	359,750
Accumulated deficit	(278,664)	(259,476)

Total stockholders’ equity	82,441	101,224

Total liabilities and stockholders’ equity	$495,319	$488,803

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three months ended March 31,
	2012	2011
	(in thousands)
Cash flows from operating activities:
Net loss	$(19,188)	$(21,249)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,850	3,685
Amortization of deferred loan costs	171	209
Amortization of debt discount	328	—
Fair value adjustment of stock warrants	3,148	—
Deferred income taxes	116	(66)
Bad debt expense	62	147
Stock compensation expense	803	1,051
Net gain on sales of assets	(31)	(165)
Changes in assets and liabilities:
Receivables	(17,369)	(12,169)
Inventories	(8,748)	(8,949)
Other current assets	1,124	777
Other assets and liabilities	(723)	(512)
Accounts payable	16,831	10,327
Accrued liabilities	5,721	1,584

Net cash used in operating activities	(14,905)	(25,330)

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,746)	(527)
Proceeds from sale of property, plant and equipment	31	252
Decrease in restricted cash	114	—

Net cash used in investing activities	(1,601)	(275)

Cash flows from financing activities:
Payments of long-term debt and other loans	(13)	(12)
Deferred loan costs	(287)	—
Exercise of stock options	98	—
Repurchase of common stock	(496)	(2)

Net cash used in financing activities	(698)	(14)

Net change in cash and cash equivalents	(17,204)	(25,619)
Cash and cash equivalents at beginning of period	146,833	103,234

Cash and cash equivalents at end of period	$129,629	$77,615

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Supplemental Interest Expense Information

	Three months ended
	March 31,
	2012	2011
	(in thousands)
Detail of Interest Expense:
Term loan	$4,651	$—
Floating rate notes	4,542	4,551
Revolving credit facility	8	306
Change in fair value of stock warrants *	3,148	—
Amortization of debt discount *	328	—
Amortization of deferred loan costs *	171	209
Other	257	809

Interest expense, net	$13,105	$5,875

*	Non-cash item

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited—dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on April 19, 2012.

	Three months ended
	March 31,
	2012	2011
Reconciliation to Adjusted EBITDA:
Net loss	$(19,188)	$(21,249)
Reconciling items:
Depreciation and amortization expense	2,850	3,685
Interest expense, net	13,105	5,875
Income tax expense (benefit)	174	(17)
Net gain on sale of assets	(31)	(165)
Loss from discontinued operations, net of tax	67	101
Recapitalization costs	—	942
Stock compensation expense	803	1,051
Other	137	90

Adjusted EBITDA	$(2,083)	$(9,687)

Adjusted EBITDA as percentage of sales	-0.9%	-5.9%

	Three months ended
	March 31,
	2012		2011
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(19,121)		$(21,148)
Reconciling items:
Transaction costs	—	—	942	576
Warrant fair value adjustment	3,148	2,046	—	—
Tax valuation allowance		7,045		8,113

Adjusted loss from continuing operations		$(10,030)		$(12,459)

Weighted average diluted shares outstanding		95,261		94,904

Adjusted loss from continuing operations per diluted share		$(0.11)		$(0.13)